Exhibit 99.1

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 28, 2014, between Zillow, a Washington corporation (“Zillow”), and the undersigned stockholder (the “Stockholder”) of Trulia, a Delaware corporation (“Trulia”).

WITNESSETH:

WHEREAS, Zillow, Zebra Holdco, Inc., a Washington corporation (“HoldCo”), and Trulia have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”);

WHEREAS, HoldCo will organize a Washington corporation as a wholly owned subsidiary of HoldCo (“Zillow Merger Sub”), and a Delaware corporation as a wholly owned subsidiary of HoldCo (“Trulia Merger Sub”), for the purpose of effecting the transactions contemplated by the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, Zillow Merger Sub will be merged with and into Zillow, the separate corporate existence of Zillow Merger Sub will thereupon cease and Zillow will continue as the surviving corporation and a wholly owned Subsidiary of HoldCo (the “Zillow Merger”), and Trulia Merger Sub will be merged with and into Trulia, the separate corporate existence of Trulia Merger Sub will thereupon cease and Trulia will continue as the surviving corporation and a wholly owned subsidiary of HoldCo (the “Trulia Merger” and, together with the Zillow Merger, the “Mergers”);

WHEREAS, pursuant to the Mergers, all outstanding shares of capital stock of Zillow and Trulia will be converted into the right to receive the consideration set forth in the Merger Agreement.

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) of that number of shares of the outstanding capital stock of Trulia, and the holder of stock awards to purchase or receive such number of shares of capital stock of Trulia, in each case, as set forth on the signature page of this Agreement.

WHEREAS, as a condition and inducement to the willingness of Zillow to enter into the Merger Agreement, the Stockholder (in the Stockholder’s capacity as such) has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.            Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)            “Competing Transaction Proposal” shall mean a Competing Transaction Proposal (as defined in the Merger Agreement) in respect of Trulia.

(b)            “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof, or (ii) such date and time as the Mergers shall become consummated in accordance with the terms and provisions of the Merger Agreement.

(c)            “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, trust, unincorporated association or other entity of any kind or nature, or any governmental authority.

(d)            “Shares” shall mean (i) all shares of capital stock of Trulia (including shares of Trulia Common Stock) owned by the Stockholder as of the date hereof, and (ii) all additional shares of capital stock of Trulia (including shares of Trulia Common Stock) which the Stockholder acquires ownership of during the period from the date of this Agreement through the Expiration Date (including by way of exercise of any Trulia Stock Options, stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(e)            “Transfer” A Person shall be deemed to have effected a “Transfer” of a Share if such Person directly or indirectly (i) sells, pledges, encumbers, hypothecates, assigns, grants an option with respect to (or otherwise enters into a hedging arrangement with respect to), transfers, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise) of such Share or any interest in such Share, (ii) deposits any Shares into a voting trust or enters into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii).

2.            Transfer Restrictions. The Stockholder shall not Transfer (or cause or permit the Transfer of) any of the Shares, or enter into any agreement relating thereto, except (i) by using already-owned Shares (or effecting a “net exercise” of a Trulia Stock Option or a “net settlement” of a Trulia RSU) either to pay the exercise price upon the exercise of a Trulia Stock Option or to satisfy the Stockholder’s tax withholding obligation upon the exercise of a Trulia Stock Option or settlement of a Trulia RSU, in each case as permitted pursuant to the terms of any Trulia Stock Plan, (ii) transferring Shares to Affiliates, immediate family members, a trust established for the benefit of Stockholder and/or for the benefit of one or more members of Stockholder’s immediate family or charitable organizations or upon the death of the Stockholder, provided that, as a condition to such Transfer, the recipient agrees to be bound by this Agreement and delivers a Proxy (as defined below) in the form attached hereto as Exhibit A, (iii) transferring Shares in accordance with the terms of a trading plan established by the Stockholder pursuant to Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) prior to the date hereof in order to satisfy income tax obligations in connection with the vesting of restricted stock units held by the Stockholder (and any filing under Section 16(a) of the Exchange Act made with respect to such transfer shall include a notation that the transfer was made pursuant to a 10b5-1 Plan established by the Stockholder prior to the date hereof to satisfy income tax obligations of the Stockholder in connection with the vesting of restricted stock units held by the Stockholder), or (iv) with Zillow’s prior written consent and in Zillow’s sole discretion (such exceptions set forth in sections (i) through (iv), referred to as “Permitted Transfers”). Any Transfer (other than a Permitted Transfer), or purported Transfer (other than a Permitted Transfer), of Shares in breach or violation of this Agreement shall be void and of no force or effect.

3.            Agreement to Vote Shares.

(a)          At every meeting of the stockholders of Trulia, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Trulia, the Stockholder (in the Stockholder’s capacity as such) agrees to, unconditionally and irrevocably, to the extent not voted by the Person(s) appointed under the Proxy, or to cause the holder of record on any applicable record date to, vote all Shares that are then-owned by such Stockholder and entitled to vote or act by written consent:

(i)            in favor of the adoption of the Merger Agreement, and in favor of any other matters presented or proposed as to approval of the Mergers or any part or aspect thereof or any other transactions contemplated by the Merger Agreement;

(ii)           against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Mergers or any other transactions contemplated by the Merger Agreement;

(iii)          against any of the following actions (other than those actions that relate to the Mergers and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of or involving Trulia or any Trulia Subsidiaries, (B) any sale, lease or transfer of all or substantially all of the assets of Trulia or any Trulia Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Trulia or any Trulia Subsidiaries, (D) any material change in the capitalization of Trulia or any Trulia Subsidiaries, or the corporate structure of Trulia or any Trulia Subsidiaries, (E) any Competing Transaction Proposal or (F) any other action that is intended to, or would reasonably be expected to materially, impede, interfere with, delay, postpone, discourage or adversely affect the Mergers or any other transactions contemplated by the Merger Agreement;

(iv)           against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Trulia contained in the Merger Agreement, or of the Stockholder contained in this Agreement; and

(v)            in favor of any other matter necessary or appropriate to the consummation of the transactions contemplated by the Merger Agreement, including the Mergers.

(b)          The Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4.            No Solicitation.

(a)          From the date hereof until the Expiration Date, the Stockholder shall not, and shall not authorize or knowingly permit its Representatives to, directly or indirectly, (i) solicit or initiate, or knowingly encourage, induce or facilitate, any Competing Transaction Proposal or any inquiry or proposal that may reasonably be expected to lead to a Competing

Transaction Proposal, or (ii) participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Competing Transaction Proposal) with respect to, any Competing Transaction Proposal or any inquiry or proposal that may reasonably be expected to lead to a Competing Transaction Proposal. The Stockholder shall, and shall instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Transaction Proposal or any inquiry or proposal that may reasonably be expected to lead to a Competing Transaction Proposal and request the prompt return or destruction of all confidential information previously furnished any such Person or its Representatives.

(b)          In addition to the obligations set forth in Section 4(a), the Stockholder shall promptly, and in any event within 24 hours of obtaining knowledge of the receipt thereof, advise Zillow in writing of any Competing Transaction Proposal or any inquiry or proposal that may reasonably be expected to lead to a Competing Transaction Proposal, the material terms and conditions of any such Competing Transaction Proposal (including any changes thereto) and the identity of the Person making any such Competing Transaction Proposal. The Stockholder shall (i) keep Zillow informed in all material respects and on a reasonably current basis of the status and details (including any material change to the terms thereof) of any Competing Transaction Proposal and (ii) provide to Zillow as soon as practicable after receipt or delivery thereof all drafts of agreements relating to any Competing Transaction Proposal and any written proposals containing any material terms of a Competing Transaction Proposal or a counterproposal to a Competing Transaction Proposal, in each case exchanged between any of the Stockholder or any Representative thereof, on the one hand, and the Person making any such Competing Transaction Proposal or any of its affiliates or any of their Representatives, on the other hand.

5.            Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict a Stockholder who is a director or officer of Trulia from acting in such capacity or fulfilling the obligations of such office, including by voting, in his capacity as a director of Trulia, in the Stockholder’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of Trulia). In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of Trulia.

6.            Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder shall deliver to Zillow a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

7.            Update of Beneficial Ownership Information. Promptly following the written request of Zillow, the Stockholder shall send to Zillow a notice in the form of Exhibit B hereto, setting forth the number of Shares beneficially owned by such Stockholder as of the record date of the Trulia Stockholders’ Meeting.

8.            Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Zillow as follows:

(a)          Power; Organization; Binding Agreement. The Stockholder has full power and authority (or capacity, in the case of Stockholders that are natural persons) to execute and deliver this Agreement and the Proxy, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. In the case of Stockholders that are not natural persons, such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Zillow, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)          No Conflicts. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the Stockholder is a party or by which the Stockholder may be bound, including any voting agreement or voting trust, (ii) violate any Law or order applicable to the Stockholder or (iii) violate the constituent or organizational document of such Stockholder, in the case of Stockholders that are not natural persons, except, in each case, as would not prevent or materially delay such Stockholder from performing such Stockholder’s obligations under this Agreement.

(c)          Ownership of Shares. The Stockholder (i) is the sole beneficial owner of the shares of capital stock of Trulia set forth on the signature page of this Agreement, all of which are free and clear of any Encumbrance (except any Encumbrance arising under securities laws or arising hereunder), and (ii) is the sole holder of the Trulia Stock Options that are exercisable for the number of shares of Trulia Common Stock set forth on the signature page of this Agreement, all of which Trulia Stock Options and shares of Trulia Common Stock issuable upon the exercise of such Trulia Stock Options are free and clear of any Encumbrance (except any Encumbrance arising under securities laws, arising under the plans pursuant to which such Trulia Stock Options were granted or arising hereunder), and (iii) except as set forth on the signature page to this Agreement, does not own, beneficially or otherwise, any voting securities of Trulia other than the Shares set forth on the signature page of this Agreement.

(d)          Voting Power. The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares held by Stockholder, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and arising under the terms of this Agreement.

(e)          No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in his or her capacity as such.

(f)          Reliance by Zillow. The Stockholder understands and acknowledges that Zillow is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(g)          No Legal Actions. Stockholder agrees that Stockholder will not in Stockholder’s capacity as a Stockholder of Trulia bring, commence, institute, maintain, prosecute or voluntarily aid any Action, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by Stockholder, either alone or together with the other Trulia voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Trulia Board, breaches any fiduciary duty of the Trulia Board or any member thereof.

9.            Certain Restrictions. The Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect.

10.          Disclosure. The Stockholder shall permit Trulia and Zillow to disclose in all documents and schedules filed with the SEC that Zillow determines to be necessary in connection with the Mergers and any transactions related to the Mergers, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement; provided that the Stockholder shall have a reasonable opportunity to review and approve such disclosure prior to any such filing, such approval not to be unreasonably withheld, conditioned or delayed.

11.          No Ownership Interest. Except as provided in this Agreement, nothing contained in this Agreement shall be deemed to vest in Zillow any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to Stockholder.

12.          Further Assurances. Subject to the terms and conditions of this Agreement, upon the reasonable request of Zillow, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

13.          Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Stockholder hereby authorizes Trulia or its counsel to notify Trulia’s transfer agent that there is a stop transfer order with respect to all of the Shares of the Stockholder (and that this Agreement places limits on the voting and transfer of such Shares).

14.          Termination. This Agreement and the Proxy, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any willful breach of this Agreement prior to such termination.

15.          Miscellaneous.

(a)          Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Authority of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the original intent of the parties hereto with respect to such provision.

(b)          Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties (whether by operation of law or otherwise) without prior written consent of the other.

(c)          Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(d)          Specific Performance; Injunctive Relief. The parties hereto acknowledge that Zillow shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Zillow upon any such violation, Zillow shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Zillow at law or in equity.

(e)          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) or email to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice), or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Zillow:

with a copy to:

If to the Stockholder:

with a copy to:

(f)            No Waiver. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by the other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(g)          No Third Party Beneficiaries. This Agreement is not intended to confer and does not confer upon any person other than the parties hereto any rights or remedies hereunder.

(h)          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(i)          Submission to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and to the fullest extent permitted by law, waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and venue.

(j)          Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(k)          Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(l)           Interpretation.

(i)            Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii)           The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(m)          Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(n)           Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(o)          No Obligation to Exercise Options or Warrants. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate the Stockholder to exercise any Trulia Stock Options, warrant or other right to acquire any shares of Trulia Common Stock.

(p)          No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Trulia Board of Directors has approved, for purposes of any applicable anti-takeover laws and regulations, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

ZILLOW, INC.

By
Name:
Title:

STOCKHOLDER

By
Name:
Title:

Shares beneficially owned as of the date hereof:

shares of Trulia Common Stock shares of Trulia Common Stock issuable upon exercise of outstanding Trulia Stock Options shares of Trulia Common Stock issuable upon vesting of Trulia RSUs

[Signature Page to Voting Agreement]

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Trulia, a Delaware corporation (“Trulia”), hereby irrevocably (to the fullest extent permitted by law) appoints Zillow, a Washington corporation (“Zillow”), acting through any of its Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or other duly authorized designee, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the Shares (as defined in the Voting Agreement (as defined below)) now or as hereafter may be beneficially owned by the undersigned in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below); provided, however, that such proxy and voting and related rights are expressly limited to the matters discussed in clauses (i) through (v) in the fourth paragraph of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares concerning the subject matter of this Irrevocable Proxy are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares concerning the subject matter of this Irrevocable Proxy until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith between Zillow and the undersigned Stockholder (the “Voting Agreement”), and is granted as a condition and inducement to the willingness of Zillow to enter into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Zillow, Zebra Holdco, Inc., a Washington corporation (“HoldCo”), and Trulia. Pursuant to the Merger Agreement, a newly-organized Washington corporation (and a wholly owned subsidiary of HoldCo) will be merged with and into Zillow(the “Zillow Merger”), and a newly-organized Delaware corporation (and a wholly owned subsidiary of HoldCo) will be merged with and into Trulia (the “Trulia Merger” and, together with the Zillow Merger, the “Mergers”).

As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof, or (ii) such date and time as the Mergers shall become consummated in accordance with the terms and provisions of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of Trulia and in every written consent in lieu of such meeting:

(i)            in favor of the adoption of the Merger Agreement, and in favor of any other matters presented or proposed as to approval of the Mergers or any part or aspect thereof or any other transactions contemplated by the Merger Agreement;

1

(ii)          against approval of any proposal made in opposition to, in competition with, or be inconsistent with, the Merger Agreement or the Mergers or any other transactions contemplated by the Merger Agreement;

(iii)        against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of or involving Trulia or any Trulia Subsidiaries, (B) any sale, lease or transfer of all or substantially all of assets of Trulia or any Trulia Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Trulia or any Trulia Subsidiaries, (D) any material change in the capitalization of Trulia or any Trulia Subsidiaries, or the corporate structure of Trulia or any Trulia Subsidiaries, (E) any Competing Transaction Proposal (as defined in the Voting Agreement), or (F) any other action that is intended to, or would reasonably be expected to materially, impede, interfere with, delay, postpone, discourage or adversely affect the Mergers or any other transactions contemplated by the Merger Agreement;

(iv)          against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Trulia contained in the Merger Agreement, or of Stockholder contained in the Voting Agreement; and

(v)            in favor of any other matter necessary or appropriate to the consummation of the transactions contemplated by the Merger Agreement, including the Mergers.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned Stockholder may vote the Shares in its sole discretion on all other matters. For the avoidance of doubt, clauses (i) through (v) in the fourth paragraph of this Irrevocable Proxy shall not apply to votes, if any, on the election or removal of directors as recommended by Trulia’s Board of Directors (provided such recommendation is not in violation of the terms of the Merger Agreement). The undersigned Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this Irrevocable Proxy and hereby revokes any proxy previously granted by the undersigned Stockholder with respect to the Shares concerning the subject matter of this Irrevocable Proxy.

Any obligation of the undersigned hereunder shall be binding upon the successors and permitted assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

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Dated: [—], 2014	STOCKHOLDER

By:
Name:
Title:

[Signature Page to Proxy]

EXHIBIT B

NOTICE OF BENEFICIAL OWNERSHIP

[DATE]1

The undersigned stockholder (the “Stockholder”) of Trulia, a Delaware corporation (“Trulia”), hereby notifies Zillow, a Washington corporation (“Zillow”), that, as of the date hereof, such Stockholder beneficially owns the number of Shares set forth below. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Voting Agreement, dated [•], 2014, between Zillow and the undersigned Stockholder.

[STOCKHOLDER]

By:
Name:
Title:

Shares beneficially owned as of the date hereof:

shares of Trulia Common Stock

shares of Trulia Common Stock issuable upon exercise of outstanding Trulia Stock Options shares of Trulia Common Stock issuable upon vesting of Trulia RSUs

1 Record Date of Trulia Stockholder Vote.